Exhibit 99.1

April 7, 2011

Mr. Richard Finucane

Chief Engineer

Nytis Exploration Company, LLC

2501 Broadway Street

Catlettsburg, KY 41129

Re:	Reserve Audit Interstate Natural Gas Company Interests Proved Developed Producing Reserves Various States As of January 1, 2011

Dear Mr. Finucane:

At your request, Cawley, Gillespie & Associates, Inc. have examined the estimates as of January 1, 2011 set forth in the attached table as prepared by Nytis Exploration Company, LLC with respect to the proved developed producing reserves of Interstate Natural Gas Company. Our examination included such tests and procedures as we considered necessary under the circumstances to render the opinion set forth herein. These estimates are summarized as follows:

	Net Oil (Mbbls)	Net Gas (MMcf)	Cumulative Cash Flow Disc. @ 10% (M$)

Proved Developed Producing	45	29,225	36,105

We are independent with respect to Nytis Exploration Company, LLC and Interstate Natural Gas Company as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers. Neither

Cawley, Gillespie & Associates, Inc. nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work or the future production rates for the subject properties. We have not made any field examination of the subject properties.

It should be understood that our audit and the development of our reserves forecasts do not constitute a complete reserve study of the oil and gas properties of Interstate Natural Gas Company. In the conduct of our report, we have not independently verified the accuracy and completeness of information and data furnished by Nytis Exploration Company, LLC with respect to ownership interests, oil and gas production, historical costs of operation and developments, product prices, agreements relating to current and future operations and sales of production. Furthermore, if in the course of our examination something came to our attention which brought into question the validity or sufficiency of any of such information or data, we did not rely on such information or data until we had satisfactorily resolved our questions relating thereto or independently verified such information or data.

The forecasts described herein are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered. Moreover, these estimates may increase or decrease as a result of future operations.

Please be advised that, based upon the foregoing, in our opinion the above-described estimates of Interstate Natural Gas Company’s proved developed producing reserves are, in the aggregate, reasonable within the established audit tolerance guidelines of (+ or -) 10% and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers.

This letter is solely for the information of Nytis Exploration Company, LLC. This letter should not be used, circulated or quoted for any other purpose without the express written consent of Cawley, Gillespie & Associates, Inc. or except as required by law.

Sincerely,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

J. Zane Meekins, P.E.
Senior Vice President

JZM:rkf

Interstate PDP	DATE	: 04/06/2011
SEC pricing	TIME	: 17:15:07
$4.393 gas, $79.43 oil	DBS	: INTERST
	SETTINGS	: AAI
	SCENARIO	: RF

RESERVES AND ECONOMICS

AS OF DATE: 01/2011

—END— MO–YEAR	GROSS OIL PRODUCTION MB	GROSS GAS PRODUCTION MMF	OIL TO NET INTEREST MB	GAS TO NET INTEREST MMF	—GROSS OIL $/B	PRICES- GAS $/M	REVENUE TO INTEREST M$	NET OPER EXPENSES M$	NET TOTAL INVESTMENT M$	NET INCOME BEFORE FIT M$	CUMULATIVE NET INCOME M$	CUM DISC NET INCOME M$

12-2011	4.671	2158.733	3.688	1325.800	70.40	5.157	6775.642	1408.419	0.000	5367.222	5367.222	5078.127
12-2012	4.170	2010.254	3.286	1234.801	70.38	5.182	6330.987	1397.024	0.000	4933.961	10301.182	9245.834
12-2013	3.538	1890.293	2.769	1161.686	70.35	5.200	5953.749	1408.261	0.000	4545.490	14846.672	12673.675
12-2014	2.867	1786.460	2.203	1097.783	70.20	5.214	5612.636	1365.320	0.000	4247.315	19093.988	15533.338
12-2015	2.688	1687.449	2.065	1038.874	70.25	5.222	5319.043	1308.757	0.000	4010.288	23104.275	17943.994

12-2016	2.221	1608.256	1.681	990.194	70.56	5.232	5059.997	1260.548	0.000	3799.450	26903.727	19983.307
12-2017	2.002	1537.653	1.504	946.394	70.59	5.240	4836.962	1220.098	0.000	3616.864	30520.590	21716.441
12-2018	1.915	1475.220	1.439	908.427	70.59	5.246	4647.720	1190.103	0.000	3457.616	33978.207	23195.730
12-2019	1.839	1416.323	1.381	871.602	70.59	5.256	4467.077	1156.590	0.000	3310.483	37288.691	24460.303
12-2020	1.770	1362.075	1.329	837.765	70.59	5.263	4299.353	1125.468	0.000	3173.884	40462.574	25542.781

12-2021	1.708	1311.607	1.282	806.933	70.59	5.267	4144.636	1098.863	0.000	3045.771	43508.348	26470.264
12-2022	1.650	1263.438	1.239	777.671	70.59	5.270	3997.186	1072.679	0.000	2924.506	46432.852	27265.400
12-2023	1.596	1216.750	1.199	749.399	70.59	5.274	3855.042	1045.534	0.000	2809.506	49242.355	27947.420
12-2024	1.546	1172.683	1.160	722.076	70.59	5.279	3717.747	1017.491	0.000	2700.255	51942.613	28532.686
12-2025	1.497	1132.386	1.124	697.181	70.59	5.279	3590.280	994.912	0.000	2595.370	54537.980	29034.945

S TOT	35.678	23029.580	27.349	14166.587	70.46	5.232	72608.047	18070.068	0.000	54537.980	54537.980	29034.945

AFTER	23.174	24419.713	17.567	15057.992	70.62	5.319	77659.328	26632.947	0.000	51026.391	105564.367	32044.096

TOTAL	58.852	47449.293	44.916	29224.580	70.52	5.276	150267.375	44703.016	0.000	105564.367	105564.367	32044.096

	OIL	GAS			P.W.%	P.W., M$
GROSS WELLS	16.0	427.0	LIFE, YRS.	58.00	9.00	38593.188
GROSS ULT., MB & MMF	91.474	75713.383	DISCOUNT %	12.00	10.00	36104.914
GROSS CUM., MB & MMF	32.622	28264.090	UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	32044.107
GROSS RES., MB & MMF	58.852	47449.293	DISCOUNTED PAYOUT, YRS.	0.00	15.00	27533.016
NET RES., MB & MMF	44.916	29224.582	UNDISCOUNTED NET/INVEST.	0.00	20.00	22489.213
NET REVENUE, M$	3167.379	154203.031	DISCOUNTED NET/INVEST.	0.00	25.00	19159.633
INITIAL PRICE, $	70.425	5.067	RATE-OF-RETURN, PCT.	100.00	40.00	13637.462
INITIAL N.I., PCT.	78.531	63.344	INITIAL W.I., PCT.	71.670	60.00	10219.962
					80.00	8383.827
					100.00	7228.052